Employment Term Sheet

Raymond Wood

#202-2963 Glen Drive, Coquitlam, B.C. V3B 7B2

Postion:	President, reporting to the Board of Directors and providing services for QMI Technologies Inc. (`QMI`).
Employer:	QMI Technologies Inc. ('QMI`), 202-11 Burbidge Street, Coquitlam, B.C., Canada, V3K 7B2
Base Salary:	$ 72,000 per year in Canadian Funds.
Payment Schedule	$3,000.00 CDN paid bi-weekly
Payment Delivery:	Hold for Pickup
Employment Start:	July 1, 2010
Term:	36 months
Benefits:	Extended Health and Dental to be paid by Employer
Vacation:	TBD
Compensation Review:	A compensation committee, consisting of QTech Directors, will be established and will handle all compensation matters.
Withholdings:	All payments set forth herein which are subject to withholdings, shall be made less any required withholdings
Job Description:	• Management of operations, staff, production, and sales. • Achievement of sales objectives and targets. • Board of Directors accountability.
Direct Reports:	• ALL

Employment Term Sheet

Nicola Farrell of

1431 Smith Avenue, Coquitlam, B.C. V3J 2Y1

Postion:	Vice President of Operations, reporting to the CEO and providing services for QMI Technologies Inc. (`QTech`).
Employer:	QMI Technologies Inc. ('QMI`), 202-11 Burbidge Street, Coquitlam, B.C., Canada, V3K 7B2
Base Salary:	$ 55,200 per year in Canadian Funds.
Payment Schedule	$2,300.00 CDN paid bi-weekly
Payment Delivery:	Hold for Pickup
Employment Start:	July 1, 2010
Term:	36 months
Benefits:	Extended Health and Dental to be paid by Employer
Vacation:	6 weeks annual vacation
Compensation Review:	A compensation committee, consisting of QTech Directors, will be established and will handle all compensation matters.
Withholdings:	All payments set forth herein which are subject to withholdings, shall be made less any required withholdings
Job Description:

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Bookkeeping, A/R and A/P

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Purchasing of electronic components

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Customs clearance and preparation of international shipping documents

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Payroll and extended benefits administration

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Reporting of payroll and GST to CRA

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Shipping/receiving

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Billing

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General day-to-day office duties: Customer correspondence, data entry, filing

Direct Reports:	• n/a

Employment Term Sheet

Michael Hanrahan of

1q3 – 3476 Coast Meridian Road, Port Coquitlam, B.C. V3B 7H6

Postion:	Vice President of Technology, reporting to the CEO and providing services for QMI Technologies Inc. (`QTech`)
Employer:	QMI Technologies Inc. ('QMI`), 202-11 Burbidge Street, Coquitlam, B.C., Canada, V3K 7B2
Base Salary:	$ 60,000 per year in Canadian Funds.
Payment Schedule	$2,500.00 CDN paid bi-weekly
Payment Delivery:	Hold for Pickup
Employment Start:	July 1, 2010
Term:	36 months
Benefits:	Extended Health and Dental to be paid by Employer
Vacation:	5 weeks annual vacation
Compensation Review:	A compensation committee, consisting of QTech Directors, will be established and will handle all compensation matters.
Withholdings:	All payments set forth herein which are subject to withholdings, shall be made less any required withholdings
Job Description:

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In charge of new product development and  ongoing review of existing products to improve  performance, efficiency, and reduce cost/time to  manufacture

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Provide feasibility feedback to marketing department regarding requests for new products or new features for existing products

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Co-ordinate with marketing department and/or customers to implement new features/products

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Co-ordinate with independent contractors (programmers, board designers, etc.)

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Review company technology and provide feedback regarding production equipment, test equipment, process and methodologies in an effort to keep up-to-date with current technology.

Direct Reports:	• Production Staff